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                                                                EXHIBIT 10.38


                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into as of the 11th day of May, 1998 by and between United American Healthcare Corporation, a Michigan corporation (the "Company) and Gregory Moses, an individual ("Employee").

                                  RECITALS:

     WHEREAS, the Company desires to hire Employee as its President and Chief Operating Officer, and

     WHEREAS, Employee desires to be employed by the Company in such capacity, and

     WHEREAS, the Company and Employee wish to set forth in this Agreement all of the terms and conditions of such employment relationship,

     NOW, THEREFORE, in consideration of the mutual covenants and consideration set forth below, the sufficiency of which is hereby acknowledged, the parties agree as follows:

                           I.  EMPLOYMENT AND TERM

     Employee's employment by Company shall commence on May 11, 1998 (the "Effective Date") and shall continue until May 11, 2001 unless and until earlier terminated by either party as provided below.

                                 II. DUTIES

     Employee shall have the title and perform the duties of President and Chief Operating Officer of the Company and shall hold such additional titles and perform such additional duties as the Board of Directors may prescribe from time to time. Not later than August 6, 1998 Employee shall be designated by the Board of Directors as Chief Executive officer of the Company and shall perform the duties of such office. As President and Chief Operating Officer, Employee shall (a) report to the Chairman of the Board of the Company (the "Chairman") and the Office of the Chairman and the Board of Directors of the Company, and (b) have authority to hire and terminate, in his sole discretion subject to the established policies of the Company, any and all employees of the Company. Employee shall devote all of his skill, knowledge, energies and business time exclusively to the business and affairs of the Company and its subsidiaries and affiliates, including Michigan Health Maintenance Organization Plans, Inc. d/b/a OmniCare Health Plan ("OmniCare-Michigan"), and shall not accept other employment nor maintain any other business interests except with the prior written approval of the Chairman or the Board of Directors of the Company. Additionally, Employee shall maintain no personal interest which interferes with the performance of his duties hereunder.



                               III.  COMPENSATION

     As total compensation for Employee's services rendered hereunder, Company shall pay or provide to Employee the following:


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     (a) Base Salary

     A base annual salary in the gross amount of Two Hundred Twenty Five Thousand and no/100 Dollars ($225,000.00), payable in installments throughout the year in accordance with the Company's regular payroll practice. Employee's salary and performance shall be reviewed annually by the Board of Directors of the Company. The Company may, in its sole discretion, increase such salary from time to time, but in no event shall such salary be reduced below Two Hundred Twenty Five Thousand and no/100 Dollars ($225,00.00) without the written consent of Employee.

     (b) Annual Bonus

     An annual performance bonus expressed as a percentage of Employee's annual base salary defined in subparagraph (a) above (which percentage may be less than or greater than 100%) and determined with reference to reasonable performance criteria selected in the discretion of the Board of Directors of the Company. Such annual performance bonus shall be paid in March of each year for the prior year. Notwithstanding the foregoing, Employee's first bonus period shall be from the date of this Agreement through December 31, 1998 and the amount of Employee's bonus for such period shall be One Hundred Thousand Dollars ($100,000), based upon the achievement of reasonable performance criteria mutually agreed upon by the Board of Directors of the Company and Employee.

     (c) Fringe Benefits

     Those fringe benefits provided from time to time by the Company to its other senior executives, except as otherwise set forth on Attachment A. The Company shall have the right to modify or eliminate any or all of such benefits, provided that such modification or elimination applies generally to other senior executives of the Company. The fringe benefits presently applicable to Employee are described in and made a part of this Agreement as Attachment A.

     (d) Stock Options

     The Company hereby grants Employee the option to purchase up to one hundred thousand (100,000) shares of common stock of the Company on the terms and conditions set forth in Attachment B.

     (e) Payment of Accrued Compensation on Termination

     Except as provided in Section V, upon termination of the employment of Employee from the Company for any reason, he shall receive payment of his compensation described in this Section III (including salary, bonus and fringe benefits) accrued to the date of such termination. The amount of Employee's annual bonus which shall be deemed to be accrued in the event of such termination shall be the amount computed as if the Employee had remained employed for an entire year, prorated to the date of termination.

                                IV.  EXPENSES

     The Company will pay or reimburse Employee for all travel, lodging, and meal expenses incurred in connection with performance of his duties, subject to evidence of the occurrence and the purpose of each such expense being deemed reasonable by the Company.

                         V.  TERMINATION PROVISIONS

     The Company may terminate this Agreement at any time with or without
cause, upon written notice to Employee.   Employee may terminate this Agreement
with or without cause upon three (3) months advance written notice to Company.


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     The term "for cause", as applied to the Company's termination of this
Agreement, shall mean and be limited to the following events:

     (1) Employee's willful and continued failure to perform his duties in accordance with this Agreement; or

     (2) Employee's conviction of any crime or offense involving money or other property of the Company, or any other crime (whether or not involving the Company) that constitutes a felony in the jurisdiction involved; or

     (3) Except as otherwise provided by applicable law, Employee's inability for any reason (other than an act or omission by the Company) to perform the essential functions of his duties in accordance with this Agreement; or

     (4) Employee's willful violation of any specific material direction from the Chairman of the Board or the Board of Directors of the Company where such direction is reasonably consistent with this Agreement.

For purposes of the preceding provisions, no act, or failure to act, on Employee's part will be deemed "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee's act, or failure to act, was in the best interest of the Company. Notwithstanding the foregoing, "cause" will not exist unless and until the Company has delivered to Employee a resolution duly adopted by the affirmative vote of a majority of the Board of Directors of the Company then in office finding that one or more of the events set forth in any of the immediately foregoing four numbered subparagraphs has occurred.

     The term "for cause" as applied to Employee's termination of this Agreement shall mean and be limited to the following events:

     (1) The Company shall make any material change in the duties of Employee without his consent; or

     (2) The Company shall relocate its principal office more than 45 miles from its present location; or

     (3) The consummation of a Sale (as hereinafter defined). A "Sale" shall have occurred: (1) if the Company or OmniCare shall sell all or substantially all of its respective assets to a third party; (2) if the Company or OmniCare shall merge or consolidate into or with another corporation and the Company or OmniCare, as the case may be shall not be the surviving corporation; or (3) if the Company or person owning voting securities of the Company shall issue or sell voting securities of the Company to a third party or parties in a transaction or series of related transactions which result in such third party or parties owning a majority of the voting securities of the Company (or such amount of the voting securities of the Company which permits such party or parties to control the Company).

     (a) Termination by Company Without Cause

     In the event the Company elects to terminate this Agreement without cause:
(i) the Company shall continue to pay Employee his base salary in installments in accordance with the Company's regular payroll practice for a period of eighteen (18) months from the effective date of such termination ("Termination Date"); (ii) the Company shall pay Employee his bonus under Section III(b), prorated to the Termination Date in accordance with Section III(e); and (iii) until the earlier of (a) eighteen (18) months from the Termination Date or (b) the date Employee shall have commenced new employment or received an offer of employment comparable to Employee's employment under this Agreement which Employee does not accept, the Company shall continue to provide the fringe benefits under Section III(c).

     (b) Termination by Company for Cause


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     In the event Company terminates Employee's performance for cause, Employee shall be entitled to no payment or benefit of any nature from the Company other than the payment of Employee's base salary as provided under Section III(e).

     (c) Termination by Employee

     In the event Employee terminates Employee's performance without cause, Employee shall be entitled to no payment or benefit of any nature from the Company other than the payment of Employee's base salary as provided under
Section III(e). In the event Employee terminates Employee's performance for cause: (i) the Company shall continue to pay Employee his base salary in installments in accordance with the Company's regular payroll practice for a period of eighteen (18) months from the effective date of such termination;
(ii) the Company shall pay Employee his bonus under Section III(b), prorated to the effective date of such termination in accordance with Section III(e); and
(iii) until the earlier of (a) eighteen months from the Termination Date or (b) the date Employee shall have commenced new employment or received an offer of employment comparable to Employee's employment under this Agreement which Employee does not accept, the Company shall continue to provide the fringe benefits under Section III(c).

     (d) Death of Employee

     This Agreement and the Company's obligations to pay any consideration to Employee shall terminate immediately upon Employee's death. In such event, the net salary and any other payments owed to Employee for work performed through to the date of his death shall be paid by the Company to Employee's estate in accordance with applicable law.

     (b) Prerequisite Release

     Anything to the contrary herein notwithstanding, Employee, as a precondition to receiving any severance benefit described in this Agreement, must execute in a form reasonably satisfactory to the Company, a full release and covenant not to sue relating to the Company and its related entities (as well as each's officers, directors, employees and agents for any acts or omissions occurring prior to the date of termination of Employee).

                            VI.  CONFIDENTIALITY

     Beginning on the date hereof and at all times hereafter Employee shall treat as confidential any and all information (irrespective of the form of such information) deemed by the Company (or any entity related thereto) to be proprietary, confidential, or secret, including but not limited to, information relating to the Company's organizational structure, operations, business plans, research data, research results, inventions, customer lists, or other work product ("confidential information"), whether developed by or for the Company (or any entity related thereto) and whether developed on the premises of the Company or elsewhere. Beginning on the date hereof and at any time hereafter, Employee shall not, without the prior written consent of the Company, disclose to any third party or otherwise make use of in any manner or in any form any confidential information, except to the extent necessary to perform the services required of him under this Agreement.

     Additionally, Employee acknowledges that all confidential information is the sole and exclusive property of the Company. Upon request by the Company and/or on termination of this Agreement, Employee shall immediately return to Company all Company records, information, documents (including any and all copies thereof), and other property of the Company in the possession and/or control of Employee. If requested by the Company, Employee shall certify in writing at the time of his termination of employment that he has complied in all respects with the confidentiality requirements of this Agreement.


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                            VII.  NON-COMPETITION

     For a period of one (1) year from termination of this Agreement, Employee will not anywhere in any metropolitan area in the United States in which the Company (or any entity related thereto) conducts business:

     (a) Solicit or otherwise contact, either directly or indirectly, for purposes of selling or otherwise promoting any product or service competitive with any product or service sold or actively in development by the Company at the time of the termination of the Agreement, or sell any such product or service to, any person, firm, association, corporation or other entity:

          (1) to which the Company sold any product or service during the twenty-four (24) months immediately preceding the termination of this Agreement; or

          (2) which Employee solicited, contacted or otherwise dealt with on behalf of the Company during the twenty-four (24) months immediately preceding the termination of this Agreement;

     (b) make or facilitate any such sale either for the benefit of him or for the benefit of any other person, firm, association, or corporation;

     (c) in any manner, directly or indirectly, assist any person, firm, association, or corporation to make any such contact, solicitation, or sale;

     (d) participate, engage, or have an interest in, directly or indirectly, whether as director, officer, employee, advisor, consultant, stock broker, partner, joint venturer, owner, agent, or in any other capacity, in any business, in whole or in part, in the nature of or competitive with the business of the Company in any geographic territory served by the Company at the time of termination of this Agreement; or

     (e) directly or indirectly, employ or solicit for employment (by any person, firm, association, or corporation other than the Company), or engage in any manner any employee of the Company or consultant to the Company, without the prior written consent of the Company.

                             VIII.  ENFORCEMENT

     The parties agree that upon violation of any provision of Article VI and/or VII above, monetary damages would be inadequate and difficult to ascertain, and would result in irreparable injury to the Company. The parties therefore agree that upon the existence of any such violation, the Company would be entitled to the issuance by a court of competent jurisdiction of a temporary restraining order, preliminary injunction, or any other form of equitable relief prohibiting Employee from committing or continuing any such violation. Employee further agrees not to contest or object to the Company's entitlement to such injunction, restraining order or other equitable relief restraining any such violation or threatened violation of any of the terms of this Agreement. Any right to obtain an injunction, restraining order, or other equitable relief hereunder will not be deemed a waiver of any right to assert any other remedy the Company may have under this Agreement or otherwise at law or in equity.

                                IX.  NOTICES

     All notices which either party hereto is required or permitted to give to the other will be given in writing and delivered personally or by certified mail, addressed to the address referred to below:


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      If to the Company, to it at:  United American Healthcare Corporation
                                    1155 Brewery Park Boulevard, Ste. 200
                                    Detroit, MI 48207-2602
                                    Attention:  Chairman of the Board;

      If to Employee, to him at:    Gregory Moses
                                    5000 Towne Center
                                    Suite 2606
                                    Southfield, MI  48075


     The certified date of receipt of any such notice will be deemed to be the date of delivery thereof.

                                  X.  WAIVERS

     No waiver by either party of any breach of non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

                            XI.  ENTIRE AGREEMENT

     This Agreement and its Exhibits constitute the entire Agreement between the parties and there are no representations, warranties, covenants, or
obligations except as set forth herein.   This Agreement supersedes all prior
and contemporaneous contracts, agreements, understandings, negotiations, and discussions, whether written or oral, between Company (and any entity related to Company) and Employee, relating in any way to Employee's employment, termination of employment and/or to any other transaction contemplated by the Agreement, and may only be changed in writing signed by both Company and Employee.

                           XII.  NON-ASSIGNABILITY

     This Agreement and the benefits hereunder are personal to Employee and are not assignable or transferrable by Employee to any person, firm, or corporation.

                             XIII.  SEVERABILITY

     If any portion or provision of this Agreement shall for any reason be held invalid or unenforceable by any court, governmental agency, or arbitrator of competent jurisdiction, such invalidity or unenforceability shall be construed as if such invalid or unenforceable provision had never been contained herein. Such invalidity of any provision shall not effect any other provision of this Agreement.

                             XIV.  GOVERNING LAW

     The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Michigan.

                              XV.  ARBITRATION

     Except as to injunctive relief for the Company, all disputes arising under this Agreement shall be submitted to binding arbitration in Detroit, Michigan to a single arbitrator chosen in accordance with the rules of the American Arbitration Association. Such arbitrator's decision shall be final and binding upon the parties, and shall be entitled to enforcement in any court of competent jurisdiction. The costs and expenses of the arbitrator shall be shared equally by the parties.


     IN WITNESS WHEREOF, the parties have read and fully understand the contents of this Agreement and have duly executed this Agreement as of the day and year first written above.


                                 UNITED AMERICAN HEALTHCARE
                                 CORPORATION

_______________________________  By:_______________________________



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             Gregory Moses                       William C. Brooks
                                         TITLE:  Chairman of the Board



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                       DESCRIPTION OF FRINGE BENEFITS
                        PROVIDED TO SENIOR EXECUTIVES
                         OF UAHCC AS OF MAY 1, 1998





















                                Attachment A



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                                                                    ATTACHMENT B

                                STOCK OPTION


     The option to purchase 100,000 shares of common stock of the Company (the "Shares") granted to Employee pursuant to Section III(d) of the Employment Agreement (the "Employment Agreement") dated as of May 11, 1998 between United American Healthcare Corporation and Gregory Moses (the "Option") shall be subject to the following terms and conditions:

1. Capitalized terms not otherwise defined herein have the meanings given to them in the Employment Agreement.

2. The exercise price shall be $1.38 per Share.(1)

3. The Option may not be transferred or assigned by Employee other than by will or the laws of descent and distribution and, during Employee's lifetime, the Option is exercisable only by him.

4. Employee may exercise the Option in accordance with the following schedule:

             (a) Commencing May 11, 1999, up to 77,000 Shares may be purchased;

             (b)  Commencing May 11, 2000, up to an additional
                  23,000 Shares may be purchased.

5. The Option shall expire (to the extent not previously exercised) on the earlier of (a) May 11, 2003 or (b) the date the Company terminates the Employment Agreement pursuant to Section V(b) thereof.

6. The Option shall be exercised by Employee giving a written notice of exercise to the Chief Financial Officer of the Company or other person designated by the Company. Such notice shall specify the number of Shares to be purchased and shall be accompanied by payment in full of the exercise price for such Shares. Such notice shall be effective only upon the actual receipt of such written notice and of the option price, and no rights or privileges of a shareholder of the Company in respect of any of the Shares issuable upon the exercise of any part of the Option shall inure to Employee, or any other person entitled to exercise the Option, unless and until certificates representing such Shares shall have been issued, and prior to such issuance no adjustment shall be made for dividends, distributions or other rights in respect of such Shares, except as provided in Sections 8 and 9 below.

7. If upon exercise of the Option there shall be payable by the Company any amount for income tax withholding, then, in the sole discretion of the Company's Board of Directors, either Employee shall pay such amount to the Company or the number of Shares delivered by the Company to Employee shall be appropriately reduced, to reimburse the Company for such payment. The Company's Board of Directors, in its sole discretion, may permit Employee to satisfy such withholding obligations, in whole or in part, by electing (a) to have the number of Shares delivered or deliverable by the Company upon exercise of the Option appropriately reduced or (b) to tender Shares back to the Company subsequent to exercise of the Option, to reimburse the Company for such income tax withholding. The Company's Board of Directors may make such other arrangements with respect to income tax withholding as it shall determine.

8. In case the Company (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving entity of such consolidation or merger, or (ii) permits any other corporation or other entity to consolidate with or merge into the Company and the Company is the continuing or surviving entity but, in connection with such consolidation or merger, the common stock of the Company ("Common Stock") is changed into or exchanged for stock or other securities of any other corporation or other entity or cash or any other assets, or (iii) transfers all or substantially all of its properties and assets to any other corporation or other person or entity, or (iv) dissolves or liquidates, or (v) effects a capital reorganization or reclassification in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other assets with respect to or in exchange for the Common Stock, then, and in each such case, proper provision shall be made so that Employee upon the exercise of the Option at any time after the consummation of such consolidation, merger, transfer, dissolution, liquidation, reorganization or reclassification (each transaction, for purposes of this Section 8, being herein called a "Transaction"), shall be entitled to receive (at the aggregate exercise price in effect for all shares of Common Stock issuable upon such exercise immediately prior to such consummation and as adjusted to the time of such Transaction), in lieu of shares of Common Stock issuable upon such exercise prior to such consummation, the stock and other securities, cash and assets to which Employee would have been entitled upon such consummation if he had so exercised the Option in full immediately prior thereto (subject to adjustments subsequent to such Transaction provided for in Section 9 below).


     Notwithstanding anything to the contrary herein, in connection with any Transaction and effective as of a date selected by the Board of Directors of the Company or any committee appointed by the Board of Directors to administer the Option (being herein called, whether the Board of Directors or such committee, the "Committee"), which date shall, in the Committee's judgment, be far enough in advance of the Transaction to permit Employee to exercise the Option and participate in the Transaction as a holder of Common Stock, the Committee, acting in its sole discretion without the consent of Employee, may effect one or more of the following alternatives with respect to the Option (which alternatives may be made conditional on the occurrence of the applicable Transaction): (a) accelerate the time at which the Option may be exercised so that the Option may be exercised in full for a limited period of time on or before a specified date fixed by the Committee after which specified date the unexercised Option and all rights of Employee thereunder shall terminate; (b) accelerate the time at which the Option may be exercised so that the Option may be exercised in full for its then remaining term; or (c) require the mandatory surrender to the Company of the Option (irrespective of whether the Option is then exercisable) as of a date, before, or not later than 60 days after, such Transaction, specified by the

1    (The closing price of the common stock on the New York Stock Exchange on
Friday, May 8, 1998 rounded to the next penny)